PLAN OF MERGER

                          OAK BROOK CAPITAL I, INC.

                                     AND

                          AGTECH ENVIRONMENTAL, INC.


     THIS PLAN AND AGREEMENT OF MERGER (hereinafter called "this Agreement"), dated as of September 13, 1999, is by and between OAK BROOK CAPITAL I, INC., a Colorado corporation (hereinafter referred to as "Oak Brook" and/or "Surviving Corporation"), and AGTECH ENVIRONMENTAL, INC., a Delaware corporation (hereinafter called "AgTech" and/or "Disappearing Corporation"), said corporations being hereafter sometimes collectively referred to as the "Constituent Corporations", and Mark T. Thatcher ("Thatcher"), and Gerard Werner ("Werner").


                                 WITNESSETH:

     WHEREAS, Oak Brook is a corporation duly organized and existing under the laws of the State of Colorado, having been incorporated in 1998, and AgTech is a corporation duly organized and existing under the laws of the State of Delaware, having been incorporated in 1998; and

     WHEREAS, the authorized capital stock of Oak Brook consists of FORTY MILLION (40,000,000) shares of no par value Common Stock, of which ONE MILLION TWO HUNDRED TWENTY-EIGHT THOUSAND (1,228,000) shares are issued and outstanding, and TEN MILLION (10,000,000) shares of Preferred Stock, $100.00 par value, of which ZERO (0) shares are issued and outstanding; and

     WHEREAS, the authorized capital stock of AgTech consists of (i) NINE MILLION (9,000,000) shares of Class A Common Stock, $0.01 par value, of which THREE MILLION EIGHT HUNDRED EIGHTY-FIVE THOUSAND THREE HUNDRED FIFTY-SEVEN (3,885,357) shares are issued and outstanding; (ii) EIGHTEEN MILLION (18,000,000) shares of Class B Common Stock, $0.01 par value of which THREE MILLION FIVE HUNDRED FORTY THOUSAND (3,540,000) shares are issued and outstanding; and (iii) SIX MILLION (6,000,000) shares of Class C Common Stock, $0.01 par value, of which FOUR MILLION EIGHT HUNDRED TWENTY-FOUR
THOUSAND ONE
HUNDRED (4,824,100) shares are issued and outstanding; and

     WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable for the general welfare and advantage of the Constituent Corporations and their respective shareholders that the Constituent Corporations merge pursuant to this Agreement and pursuant to the applicable provisions of the laws of the States of Colorado and Delaware; and

     WHEREAS, Werner and Thatcher each own 552,600 shares of the issued and outstanding common stock of Oak Brook;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the States of Colorado and Delaware, that the Constituent Corporations shall merge, to wit: AgTech Environmental, Inc., a Delaware corporation, one of the Constituent Corporations, which is not a new corporation, and which shall cease its existence under the laws of the State of Delaware pursuant to the Merger (said corporation hereafter being sometimes called the "Disappearing Corporation"), and the terms and conditions of the Merger hereby agreed upon (hereafter called the "Merger") which the parties covenant to observe, keep and perform and the mode of carrying the same into effect are and shall be as hereafter set forth:

                                 ARTICLE I

                                 CONDITIONS

     The Merger shall be subject to the following conditions:

     (a)the approval of the boards of directors of both Constituent
Corporations;

     (b)the approval of that number of shareholders of both Constituent Corporations, as required by the by-laws, articles of incorporation, and/or the law of the States of Colorado and Delaware, as applicable.

                                ARTICLE II

                       EFFECTIVE TIME OF THE MERGER

     At the effective time of the Merger, the separate existence of AgTech shall cease and Oak Brook shall become the surviving corporation.
Consummation of this Agreement shall be effected on the date on which a Certificate and Articles of Merger in substantially the form annexed hereto is filed in the office of the Secretaries of State of the State of Colorado and State of Delaware, all after satisfaction of the respective requirements of the applicable laws of each of said states prerequisite to such filings.

                                ARTICLE III

                 GOVERNING LAW; ARTICLES OF INCORPORATION

     The laws which are to govern the Surviving Corporation are the laws of the State of Colorado. The Articles of Incorporation of Oak Brook, as heretofore amended, shall, prior to the effective time of the Merger, be amended to the extent set forth in Paragraph Third of the Articles of Merger, attached hereto, to amend the name of Oak Brook to AEI Environmental, Inc. As so amended, such Articles of Incorporation shall remain in effect thereafter until the same shall be further amended or altered in accordance with the provisions thereof.

                                ARTICLE IV

                                  BY-LAWS

     The By-Laws of Oak Brook, at the effective time of the Merger shall be the By-Laws of the Surviving Corporation until the same shall be altered or amended in accordance with the provisions thereof.

                                 ARTICLE V

                           DIRECTORS AND OFFICERS

     1. Directors. On and after the Effective Date, the Directors of Oak Brook at the effective time of the Merger shall be as set forth below, until their respective successors are duly elected and qualified at the next annual meeting of shareholders of Oak Brook. As of the effective time of the Merger, the previous directors of Oak Brook shall resign.

     The names and addresses of the Directors of the Surviving Corporation, Oak Brook, are as follows:

     Name                          Address

     Ed McMillan                   11578 Trail Ridge Place, Zionville, IN

     Thomas F. Taft, Sr.           P.O. Box 1766, Greenville, NC

     Mark Margason                 105 E. First Street, Hinsdale, IL

     Greg Ransdell                 215 Bluegrass Road, Suite C, Franklin, KY

     John T. Zick                  708 E. Woodland Avenue, Hinsdale, IL

     2. Officers. The names, titles and addresses of the persons who, upon the Effective Date, shall constitute the officers of Oak Brook, and who shall hold office, subject to the By-Laws, until the first meeting of directors following the next annual meeting of shareholders, are as follows:

     Name              Title                      Address

     Greg Ransdell     Chief Executive Officer    215 Bluegrass Road, Suite C
                                                  Franklin, KY

     Mark A. Margason  Secretary;                 105 E. First St.
                       Vice Chairman              Hinsdale, IL


                                ARTICLE VI

                    CONVERSION OF SHARES IN THE MERGER

     The mode of carrying into effect the Merger provided in this Agreement, and the manner and basis of converting the shares of the Constituent Corporations into shares of the Surviving Corporation are as follows:

     1. Oak Brook Common Stock. No Shares of Common Stock, no par value, of Oak Brook issued and outstanding at the effective time of the Merger shall be converted as a result of the Merger, and all of such shares shall remain issued shares of Common Stock of the Surviving Corporation.

     2. AgTech Common Stock. At the effective time of the Merger, (i) each share of $0.01 par value Class A Common Stock of AgTech issued and outstanding shall be converted into and become one (1) share of Common Stock of the Surviving Corporation; (ii) each share of $0.01 par value Class B Common Stock of AgTech issued and outstanding shall be converted into and become 0.28249 shares of Common Stock of the Surviving Corporation; and (iii) each share of $0.01 par value Class C Common Stock of AgTech issued and outstanding shall be converted into and become two thirds (2/3) shares of Common Stock of the Surviving Corporation. Each holder of outstanding Common Stock of AgTech shall surrender shares of Common Stock of AgTech, regardless of class, for shares of Oak Brook, upon the ratios set forth above. Upon surrender to Oak Brook of one or more stock certificates for Common Stock of AgTech, each AgTech shareholder shall be entitled to receive one or more stock certificates for the full number of shares of Common Stock of Oak Brook into which the Common Stock of AgTech so surrendered shall have been converted as aforesaid together with any dividends on the Common Stock of AgTech as to which the payment date shall have occurred on or prior to the date of the surrender of said shares.

The common share allocation (the "Allocation") of the Surviving Corporation will be as follows:

10,271,780 fully diluted, common shares of Oak Brook will be issued and outstanding, inclusive of:

     Option Holders of Class B Common Stock in AgTech who may exercise and purchase up to NINE HUNDRED FORTY-TWO THOUSAND THREE HUNDRED
     FIFTY-NINE (942,359) shares of Oak Brook

AgTech shareholders will own approximately 97.44% of the 10,271,780 fully diluted, common shares of Oak Brook issued and outstanding, inclusive of the shares to be transferred pursuant to Section 8 hereof.

     3. Surrender of AgTech's Certificates. As soon as practicable after the Merger becomes effective, the Stock Certificates representing Common Stock of AgTech issued and outstanding at the time the Merger becomes effective shall be surrendered for exchange to the Surviving Corporation as above provided. Until so surrendered for exchange, each such Stock Certificate nominally representing Common Stock of AgTech shall be deemed for all corporate purposes (except for the payment of dividends, which shall be subject to the exchange of stock certificates as above provided) to evidence the ownership of the number of shares of Common Stock of the Surviving Corporation which the holder thereof would be entitled to receive upon its surrender to the Surviving Corporation.

     4. Issuance of Shares Subsequent to Merger. As soon as practicable after the Merger becomes effective, the Surviving Corporation shall issue to the shareholders of the Disappearing Corporation, on the basis set forth in
Section 2 above, the necessary shares of Common Stock in the Surviving Corporation. Thatcher and Werner agree to personally cause such action to be taken by the Surviving Corporation.

     5.     Fractional Interests.   No fractional shares of Common Stock of
the Surviving Corporation or certificate or scrip representing the same shall be issued. In lieu thereof each holder of AgTech Common Stock having a fractional interest arising upon such conversion will be rounded up into one full additional share of Common Stock of the Surviving Corporation by the transfer agent.

     6. Status of Common Stock. All shares of Common Stock of the Surviving Corporation into which shares of Common Stock of AgTech are converted as herein provided shall be fully paid and non-assessable and shall be issued in full satisfaction of all rights pertaining to such shares of Common Stock of AgTech.

     7. Independent Appraisal, Right to Dissent and Obtain Payment for Shares; Procedures for Protection of Dissenter's Rights. In order to establish a "fair value" for the shares of AgTech Common Stock which are paid in cash in lieu of conversion into Oak Brook Common Stock, as provided above in this
Article VI, the Board of Directors of AgTech shall establish the value of

AgTech's stock prior to the Merger, and shall afford to such shareholders of AgTech all of the rights, and implement the procedures for protection of dissenters' rights, pursuant to the provisions of the Delaware General Corporation Law, Section 262, et seq., as amended, the terms and provisions of which are hereby incorporated by reference and made a part hereof.

     8. Shares of Werner and Thatcher. Werner and Thatcher agree to cause nine hundred sixty-five thousand two hundred (965,200) shares of Oak Brook owned by them to be transferred to such person or persons as AgTech shall direct in writing within sixty (60) days following the effective time of the Merger.

                                ARTICLE VII
                            EFFECT OF THE MERGER

     At the effective time of the Merger, the Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of the Disappearing Corporation, and all the rights, privileges, immunities, powers and franchises of the Disappearing Corporation on whatever account, for stock subscriptions as well as for all other things in action or belonging to the Disappearing Corporation, shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as if it was the Disappearing Corporation, and the title to any real estate vested by deed or otherwise in the Disappearing Corporation shall not revert or be in any way impaired by reason of the Merger; provided, however, that all rights of creditors and all liens upon any property of either of said Constituent Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens at the effective time of the Merger.

                                ARTICLE VIII

                             ACCOUNTING MATTERS

     The assets and liabilities of the Disappearing Corporation as at the effective time of the Merger shall be taken up on the books of the Surviving Corporation at the amounts they are carried at that time on the books of the Surviving Corporation. The amount of capital of the Surviving Corporation after the Merger shall be equal to the sum of the aggregate stated and paid-in capital of the Disappearing Corporation and of the aggregate amount of the stated and paid-in capital of the Surviving Corporation. The surplus of the Surviving Corporation after the Merger, including any surplus arising in the Merger, shall be available to be used for any legal purposes for which surplus may be used.

                                ARTICLE IX

                           SHAREHOLDER APPROVAL;
               FILING OF CERTIFICATE AND ARTICLES OF MERGER

     This Agreement shall be submitted to the shareholders of each of the Constituent Corporations for approval. If such requisite shareholder approval is obtained, Articles of Merger in substantially the form annexed hereto as Exhibit A shall be signed, verified and delivered to the Secretary of State of the State of Colorado as provided by Section 7-111-105 of the Colorado Business Corporation Act., and a Certificate of Merger in substantially the form annexed hereto as Exhibit B shall be signed, verified and delivered to the Secretary of State of the State of Delaware as provided by Section 252 of Delaware General Corporation Law.

                                ARTICLE X

                OAK BROOK REPRESENTATIONS AND WARRANTIES

     Oak Brook, Werner and Thatcher, jointly and severally, represent and warrant to AgTech, as follows:

     1. Organization, Etc. Oak Brook is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Oak Brook has corporate power to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.

     2. Capitalization. Oak Brook's capitalization consists of FORTY MILLION (40,000,000) authorized shares, no par value Common Stock, of which ONE MILLION TWO HUNDRED TWENTY-EIGHT THOUSAND (1,228,000) shares are outstanding, and TEN MILLION (10,000,000) shares of Preferred Stock, $100.00 par value, of which ZERO (0) shares are outstanding as of the date hereof. Each issued share is validly issued, fully paid, non-assessable and each outstanding share is entitled to one vote.

     3. List of Information. Oak Brook has delivered to AgTech a list of information concerning Oak Brook and its subsidiaries dated the date hereof. The information set forth in such list and the copies of documents referred to in such list and furnished to AgTech are complete and accurate.

     4.     Further Warranties and Representations:

     (a) Oak Brook has and on the closing date will have good and marketable title to all tangible/intangible assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for current taxes and assessments not delinquent and liens, encumbrances and charges shown in its records and books of account which are not substantial in character or amount, and do not materially detract from the value or interfere with the use of properties subject thereto or affected thereby.

     (b) Oak Brook has and on the closing date will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, or shown as assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for liens, encumbrances and charges, in any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby.

     (c) There are no pending claims, all taxes imposed by the U.S. or by any foreign country or by any state, municipality, subdivision or instrumentality of the U.S. or of any foreign county or by any other taxing authority, which are due or payable by Oak Brook, and all price redetermination or renegotiation claims asserted or that may be asserted against it, have been paid in full or are adequately provided for by reserves shown in the records and books of account of Oak Brook's and will be so paid or provided for on the closing date. Oak Brook has no knowledge of any unassessed tax deficiency proposed or threatened against it.

     (d) Except for agreements described in and appended to the Disclosure Schedule, if any, none of which materially and adversely affects the earnings, business, properties, or assets of Oak Brook, Oak Brook is not a party to:

          (1)any sales agency agreement not subject to termination without liability on notice of sixty (60) days or less;

          (2)any pension, retirement or profit sharing plan or agreement not cancelable within sixty (60) days without liability;

          (3)any management or consultation agreement not terminable at will without liability;

          (4)any union agreement or loan agreement;

          (5)any contract, accepted order or commitment for the purchase of materials, products or supplies having a total contract price in excess of $50,000; or

          (6)any other agreement which materially affects the business, properties or assets of Oak Brook's, or which was entered into other than in the ordinary and usual course of business.

Adequate reserves will be provided and set up on the books of account of Oak Brook, and will continue to be so provided and set up throughout the expansion of the project, for any contract, order or commitment expected to be performed.

      (e) Oak Brook is enjoying and on the closing date will enjoy good working relationships under all of the agreements, dealer, sales representation and other agreements necessary to the normal operation of its business. All or substantially all of the real and personal properties used in the business of Oak Brook are and on the closing date will be in good and operable condition. Oak Brook is adequately insured with respect to risks normally insured against by companies similarly situated. The "Disclosure Schedule" shall contain a list, and be accompanied by copies, of all existing insurance policies of Oak Brook's, including but not limited to group insurance and pension plans. All such policies are in full force and effect.

     (f) The Disclosure Schedule shall also contain a list of all claims for insured losses filed by Oak Brook during the three (3) year period immediately preceding the date of this Agreement, including but not limited to workmen's compensation, automobile and general and product liability.

     (g) Except for liabilities to be discharged at the closing of the Merger, Oak Brook has no liabilities whether known, unknown or contingent.

     5. Litigation and Proceedings. There is no suit, action or legal or administrative proceeding pending, or to the knowledge of Oak Brook threatened, against it or any of its consolidated subsidiaries, which, if adversely determined, might materially and adversely affect the financial condition of Oak Brook or the conduct of its businesses nor is there any decree, injunction or order of any court, governmental department or agency outstanding against Oak Brook or any of its consolidated subsidiaries having any such effect.

     6. Material Contracts. Oak Brook is not in default in any respect under the terms of any material outstanding contract, agreement, lease or other commitment.

     7. No Conflict with Other Instruments. At the effective time of the Merger, the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which Oak Brook or any of its subsidiaries is a party.

     8. Governmental Authorizations. Oak Brook has all licenses, franchises, permits and other governmental authorizations which are valid and sufficient for all businesses presently carried on by Oak Brook and its consolidated subsidiaries.

     9. Exchange Act of 1934, Section 12 Reporting. Oak Brook has a class of securities reported under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is (and covenants that, prior to the Effective Date, it will remain) current in its reporting obligations under
Section 13, 14 and 15(d) of the Exchange Act, has timely filed all documents required to be filed by it with the Securities and Exchange Commission and has conducted (and covenants that, prior to the Effective Date, it will continue to conduct) its operation according to its ordinary and usual course of business consistent with its status as a reporting company under the Exchange Act.

     10. Absence of Certain Changes or Events. From January 1, 1999 to the date hereof, there has not been:

          (i) Any change in the corporate status, businesses, operations or financial condition of Oak Brook, other than changes in the ordinary course of business.

          (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to Oak Brook's Common Stock; or any purchase, redemption or acquisition of such stock by Oak Brook; and

          (iii) any other event or condition of any character which has materially and adversely affected the corporate status, businesses, operations or financial condition of Oak Brook and its consolidated subsidiaries taken as a whole.

     11. Liabilities. Oak Brook covenants and agrees to discharge all of its liabilities prior to closing of the transaction contemplated herein.

     12. Financial Statements. Oak Brook has delivered to AgTech copies of its audited consolidated balance sheet as at December 31, 1998, and related statements of consolidated earnings and earnings retained in the business for the fiscal year ended on such date, in each case including the notes thereto. All of such financial statements are true and complete and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as otherwise indicated in the notes thereto. Each of such balance sheets presents a true and complete statement as of its date of the corporation's financial condition and assets and liabilities subject to year-end adjustments. Except as and to the extent reflected or reserved against therein (including the notes thereto), Oak Brook did not have, as of the date thereof, any liabilities or obligations (whether accrued, absolute, contingent or otherwise) of a nature customarily reflected in a consolidated corporate balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles. Each of such statements of earnings and earnings retained in the business presents a true and complete statement of the results of operations of Oak Brook for the period indicated.

     13. Start Up. Oak Brook is a start up company and has had no sales, has not conducted operations, and does not now have or ever had any debt for borrowed funds, any inventory or employees.

     14. S-8 Registration. Oak Brook shall have filed an S-8 Registration for 140,000 shares of Common Stock issued pursuant to the 1998 Consultation Services Agreement Plan of Oak Brook ("S-8 Registration"). The shares issued pursuant to the S-8 Registration will be fully transferable in compliance with the Securities Act of 1933.

                                ARTICLE XI

                  AGTECH'S REPRESENTATIONS AND WARRANTIES

     AgTech represents and warrants to Oak Brook, as follows:

     1. Organization. AgTech is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AgTech has corporate power to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.

     2. Capitalization. AgTech's capitalization consists of (i) NINE MILLION (9,000,000) shares of Class A Common Stock, $0.01 par value, of which THREE MILLION EIGHT HUNDRED EIGHTY-FIVE THOUSAND THREE HUNDRED FIFTY-SEVEN (3,885,357) shares are outstanding; (ii) EIGHTEEN MILLION (18,000,000) shares of Class B Common Stock, $0.01 par value of which THREE MILLION FIVE HUNDRED FORTY THOUSAND (3,540,000) shares are outstanding; and (iii) SIX MILLION (6,000,000) shares of Class C Common Stock, $0.01 par value, of which FOUR MILLION EIGHT HUNDRED TWENTY-FOUR THOUSAND ONE HUNDRED (4,824,100) shares are outstanding. Each issued share is validly issued, fully paid, non-assessable and each outstanding share is entitled to one vote.

     3. Shares to be Issued. At the effective time of the Merger, each share of no par value Common Stock of AgTech shall be converted into and become shares of Common Stock of the Surviving Corporation, pursuant to the conversion terms of Article VI. Upon surrender to Oak Brook of one or more stock certificates for Common Stock of Oak Brook, each AgTech shareholder shall be entitled to receive one or more stock certificates for the full number of shares of Common Stock of Oak Brook into which the Common Stock of AgTech so surrendered shall have been converted as aforesaid together with any dividends on the Common Stock of AgTech as to which the payment date shall have occurred on or prior to the date of the surrender of said shares.

     4. Financial Statements. AgTech has retained the services of an independent certified public accounting firm known as Bersch & Associates, of Milwaukee, Wisconsin for the purpose of preparing audited financial statements, including a balance sheet, consolidated statement of income and statement of sources and uses of funds, for the period ending June 30, 1999. APP agrees to deliver to Oak Brook on or before sixty (60) days from the date of this Agreement a true and correct copy of the audit report for its period ending June 30, 1999 as prepared by the independent certified public accountants.

     5.     Further Warranties and Representations:

          (a) AgTech has and on the closing date will have good and marketable title to all tangible/intangible assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for current taxes and assessments not delinquent and liens, encumbrances and charges shown in its records and books of account which are not substantial in character or amount, and do not materially detract from the value or interfere with the use of properties subject thereto or affected thereby.

          (b) AgTech has and on the closing date will have good and marketable title to the machinery, equipment, merchandise, materials, supplies and other property of every kind, tangible or intangible, or shown as assets in its records and books of account, free and clear of all liens, encumbrances and charges and except for liens, encumbrances and charges, in any, which do not materially detract from the value of or interfere with the use of the properties subject thereto or affected thereby.

          (c) There are no pending claims, all taxes imposed by the U.S. or by any foreign country or by any state, municipality, subdivision or instrumentality of the U.S. or of any foreign country or by any other taxing authority, which are due or payable by AgTech, and all price redetermination or renegotiation claims asserted or that may be asserted against it, have been paid in full or are adequately provided for by reserves shown in the records and books of account of AgTech and will be so paid or provided for on the closing date. AgTech has no knowledge of any unassessed tax deficiency proposed or threatened against it.

          (d) Except for agreement described in and appended to the Disclosure Schedule, if any, none of which materially and adversely affects the earnings, business, properties, or assets of AgTech, AgTech is not a party to:

               (1)any sales agency agreement not subject to termination without liability on notice of sixty (60) days or less;

               (2)any pension, retirement or profit sharing plan or agreement not cancelable within sixty (60) days without liability; or

               (3)any union agreement or loan agreement.

      (e) AgTech is enjoying and on the closing date will continue to enjoy good working relationships under all agreements, dealer, sales representation and other agreements necessary to the normal operation of its business. All or substantially all of the real and personal properties used in the business of AgTech are and on the closing date will be in good and operable condition. AgTech is adequately insured with respect to risks normally insured against by companies similarly situated.

     6. Litigation and Proceedings. There is no suit, action or legal or administrative proceeding pending, or to the knowledge of AgTech threatened, against it or any of its consolidated subsidiaries, which, if adversely determined, might materially and adversely affect the financial condition of AgTech and its consolidated subsidiaries or the conduct of their businesses nor is there any decree, injunction or order of any court, governmental department or agency outstanding against AgTech or any of its consolidated subsidiaries having any such effect.

     7. Material Contracts. AgTech is not in default in any material respect under the terms of any material outstanding contract, agreement, lease or other commitment.

     8. No Conflict with Other Instruments. At the effective time of the Merger, the consummation of the transactions contemplated by this Plan will not result in the breach of any term or provision or constitute a default under any indenture, mortgage, deed of trust or other material agreement or instrument to which AgTech or any of its subsidiaries is a party.

     9. Governmental Authorizations. AgTech and each of its consolidated subsidiaries have all licenses, franchises, permits and other governmental authorizations which are valid and sufficient for all businesses presently carried on by AgTech and its consolidated subsidiaries.

     10. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by AgTech directly with David Pequet and Mark Margason, and without the intervention of any other person.

     11. Covenants and Obligations of Breaching Party. Each party agrees to indemnify and hold harmless the other party for and from all liability, loss, cost, damage or expense, including reasonable attorneys fees and costs of litigation, which the other party may sustain or incur or which the other party may be threatened by reason of or arising out of any breach or any untrue or misrepresented statement of fact contained in the warranties, representations and agreements set forth in this Agreement, or any omission therein of a material fact necessary to make the statements contained therein accurate or the breach by a party of any representation made under or in connection with this Agreement or the transactions contemplated hereby or the nonfulfillment of any covenant or agreement on the part of the party under or in connection with this Agreement or the transactions contemplated hereby. The non-breaching party shall promptly notify the breaching party in writing of any claims for indemnification and provide the breaching party the opportunity to cure claims for indemnification or defend indemnifiable claims by third parties at the expense of the breaching party.

     12. Nature and Survival of Representations. All statements contained in any certificate or other instrument delivered by or on behalf of either party pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed to be representations and warranties by such disclosing party to the receiving party. All representations, warranties, rights to indemnification and agreements made by each party in this Agreement, or pursuant hereto, shall survive the closing.


                                ARTICLE XII

                 CONDUCT OF BUSINESSES PENDING THE MERGER

     From and after the date of this Agreement and prior to the effective time of the Merger, neither of the Constituent Corporations will, without the prior written consent of the other:

     1. Amend its Certificate of Incorporation or By-Laws except, in the case as may be necessary to enable them to carry out the provisions of this Agreement;

     2. Engage in any material activity or transaction or incur any material obligation (by contract or otherwise) except in the ordinary course of business;

     3. Issue rights or options to purchase or subscribe to any shares of its capital stock or subdivide or otherwise change any such shares;

     4. Issue or sell any shares of its capital stock or securities convertible into shares of its capital stock; or

     5. Declare or pay any dividends on or make any distributions in respect of any shares of its capital stock.

     6. From and after the date of this Agreement and prior to the effective time of the Merger, AgTech will use its best efforts to preserve its business organizations; to keep available to Oak Brook the services of AgTech's present officers and employees; and to preserve for Oak Brook the goodwill of AgTech's suppliers, customers and others having business relations with any of them. During the same period, AgTech will not put into effect any material increase in the compensation or other benefits applicable to officers or other key personnel.

     7. Oak Brook shall not engage in any business and will not enter into any contracts or commitment, borrow any money or retain any employees.

                                ARTICLE XIII

                            ADDITIONAL AGREEMENTS

     The Constituent Corporations further agree as follows:

     1. Access and Information. Oak Brook and AgTech hereby agree that each will give to the other and to the other's accountants, counsel and other representatives full access during normal business hours throughout the period prior to the Merger to all of its properties, books, contracts, commitments and records, and that each will furnish the other during such period with all such information concerning its affairs as such other party may reasonably request. In the event of the termination of this Agreement each party will deliver to the other all documents, work papers and other material obtained from the other relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and will use its best efforts to have any information so obtained and not heretofore made public kept confidential.

     2. Expenses. Upon a termination of this Agreement as provided in Section C of Article XIV hereof, each party will pay all costs and expenses of its performance of and compliance with all agreements and conditions contained herein to be performed or complied with, including fees, expenses and disbursements of its accountants and control.

     3. Further Assurances. If at any time the Disappearing Corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Disappearing Corporation, the title to any property or rights of AgTech acquired or to be acquired by or as a result of the Merger, the proper officers and directors of Oak Brook and the Disappearing Corporation, respectively, shall be and they hereby are severally and fully authorized to execute and deliver such proper deeds, assignments and assurances in law and take such other action as may be necessary or proper in the name of Oak Brook or the Disappearing Corporation to vest, perfect or confirm title to such property or rights in the Disappearing Corporation and otherwise carry out the purposes of this Agreement.


                                ARTICLE XIV

           CONDITIONS PRECEDENT; TERMINATION; GENERAL PROVISIONS

     A. Conditions Precedent to AgTech's Obligations. The obligations of AgTech to effect the Merger shall be subject to the following conditions (which may be waived in writing by AgTech):

     1. The representations and warranties of Oak Brook, Thatcher and Werner herein contained shall be true as of and at the effective time of the Merger with the same effect as though made at such time; Oak Brook, Thatcher and Werner shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the effective time of the Merger; and Oak Brook shall have delivered to AgTech a certificate, dated the effective date of the Merger and signed by its President or one of its Vice Presidents and its Secretary or one of its Assistant Secretaries, to such effect.

     2. No material changes in the corporate status, businesses, operations or financial condition of Oak Brook, and its consolidated subsidiaries shall have occurred since January 1, 1999 (whether or not covered by insurance), other than changes in the ordinary course of business, none of which has been materially adverse in relation to Oak Brook and its subsidiaries, taken as a whole, and no other event or condition of any character shall have occurred or arisen since that date which shall have materially and adversely affected the corporate status, businesses, operations or financial condition of Oak Brook, and its subsidiaries, taken as a whole.

     3. AgTech shall have received such written consents and confirmations (or opinions of counsel to the effect that such consents or confirmations are not required), as it may reasonably request to the effect that the Surviving Corporation will succeed upon consummation of the Merger to all of AgTech's right, title and interest in and to its material contracts, agreements, leases and other commitments and that the Surviving Corporation shall possess and enjoy all material licenses, franchises, permits and other governmental authorizations possessed by AgTech at the date hereof.

     4. Oak Brook, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation and its By-Laws, (i) promptly and duly call, give notice of, convene and hold as soon as practicable a meeting of the holders of Oak Brook Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and (ii) recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of the Company and include the Proxy Statement such recommendations and (iii) take all reasonable action to solicit and obtain such approval.

          Oak Brook shall, as promptly, as practicable (or at such other time as may be mutually agreed by Oak Brook and AgTech), cause the definitive Proxy Statement to be mailed to the stockholders of Oak Brook.

          As of the effective time of the Merger the Oak Brook stockholders will have voted to approve and adopt this Agreement and the transactions contemplated hereby and such vote has not been rescinded.

     5. Oak Brook is a fully reporting company under the Exchange Act and is in full compliance with the requirements of the Exchange Act.

     6. The shares issued pursuant to the S-8 registration are fully transferable in compliance with the Securities Act of 1933.

     B. Conditions Precedent to Oak Brook's Obligations. The obligations of Oak Brook to effect the Merger shall be subject to the following conditions (which may be waived in writing by Oak Brook):

     1. The representations and warranties of AgTech herein contained shall be true as of and at the effective time of the Merger with the same effect as though made at such time; AgTech shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the effective time of the Merger; and AgTech shall have delivered to Oak Brook a Certificate, dated the effective date of the Merger; and signed by its Chairman of the Board and President or one of its Vice Presidents and its Secretary or one of its Assistant Secretaries, to such effect.

     2. Oak Brook shall have received such written consents and confirmations (or opinions of counsel to the effect that such consents or confirmations are not required), as it may reasonably request to the effect that the Surviving Corporation will succeed upon consummation of the Merger to all of AgTech's right, title and interest in and to its material contracts, agreements, leases and other commitments and that the Surviving Corporation shall possess and enjoy all material licenses, franchises, permits and other governmental authorizations possessed by Oak Brook at the date hereof.

     3. The AgTech stockholders have voted to approve and adopt this Agreement and the transactions contemplated hereby.

     C. Termination and Abandonment. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time before the effective time of the Merger, whether before or after adoption or approval of this Agreement by the Directors of the Constituent Corporations under any one or more of the following circumstances:

     1. By the mutual consent of the Boards of Directors of the Constituent Corporations;

     2. By AgTech if, prior to the effective time of the Merger, each of the conditions set forth in Paragraphs 1 through 5, inclusive, of Section A of this Article XIV shall not have been met;

     3. By Oak Brook if, prior to the effective time of the Merger, each of the conditions set forth in Paragraphs 1 through 4 inclusive of Section B of this Article XIV shall not have been met;

     4. By either of the Constituent Corporations if any action or proceeding before any court or other governmental body or agency shall have been instituted or threatened to restrain or prohibit the Merger and such Constituent Corporation deem it advisable to proceed with the Merger; or

     5. By either of the Constituent Corporations if the Certificate of Merger shall not have been filed as provided in Article II hereof on or before September 30, 1999.

     Upon any such termination and abandonment, neither party shall have any liability or obligation hereunder to the other.

     D. General. The headings in this Agreement shall not affect in anyway its meaning or interpretation. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. So long as the basic intent of the Merger is not obviated, in the event that any provision of this Plan of Merger is held to be invalid or illegal for any reason, such determination shall not effect the remaining provisions which shall be construed and enforced as if such illegal or invalid provision had never been included. All section headings, titles and subtitles contained herein are inserted for convenience and reference only and are to be ignored in any construction of the provisions hereof.

     E. Amendments. Any of the terms or conditions of this Agreement may be modified or waived at any time before the effective time of the Merger by the party which is, or the shareholders of which are, entitled to the benefit thereof upon the authority of the Board of Directors of such party, provided that any such modification or waiver shall in the judgment of the party making it not affect substantially or materially or adversely the benefits to such party or its shareholders intended under this Agreement.

     This Agreement has been signed by the Chairman or President of each of the Constituent Corporations and attested by the signature of its Secretary or an Assistant Secretary, all as of the day and year first above written.

                                       OAK BROOK CAPITAL I, INC.,
                                       a Colorado corporation
ATTEST:

/s/ Gerard Werner                      /s/ Mark T. Thatcher
_____________________________          __________________________________
                  , Secretary          Mark T. Thatcher, Chairman


                                       AGTECH ENVIRONMENTAL, INC.,
                                       a Delaware corporation:
ATTEST:

                                       /s/ Mark A. Margason
_____________________________          __________________________________
                                       Mark A. Margason, Vice Chairman


                                       THATCHER:

                                       /s/ Mark T. Thatcher
                                       __________________________________
                                       Mark T. Thatcher


                                       WERNER:

                                       /s/ Gerard Werner
                                       __________________________________
                                       Gerard Werner